EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000

ARCA Announces Plans to Open Third

ApplianceSmart Factory Outlet in Atlanta Area in late February 2006

November 23, 2005—Minneapolis, MN—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it will open a third ApplianceSmart factory outlet superstore in the Atlanta, Georgia market.

Located at Mays Crossing in the southeastern Atlanta metro area community of Stockbridge, the 27,000-square-foot factory outlet will be ARCA’s fourteenth retail location nationally.  This new store follows the opening of a second ApplianceSmart outlet in San Antonio, Texas in October 2005.

Like all ApplianceSmart factory outlet superstores, this new location will carry a wide range of special-buy major household appliance brands, including Maytag, GE, Frigidaire, Jenn-Air, Amana and Magic Chef.  Special-buy appliances, which ApplianceSmart sells at a significant discount to retail, include new in-the-box closeouts, factory overruns, discontinued models and thousands of discounted out-of-box items.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “By offering customers an unprecedented selection of high-quality, discount-priced appliances, ApplianceSmart has become a strong presence in Atlanta in a relatively short period of time.  Since entering the market in June 2004, our two Atlanta factory outlets have continued to meet our expectations.  The addition of a third outlet to serve the southeast metro area will enable us to increase our market penetration while generating greater economies of scale as we leverage advertising support and other overhead expenses.”

The company previously announced that same-store sales of the nine ApplianceSmart factory outlets that were open during the third quarters of 2005 and 2004 rose 19%, while total retail sales from 12

ApplianceSmart outlets increased 52% to $16,513,000 compared to last year’s third quarter.  As of November 2005, ApplianceSmart was operating thirteen outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; two in the San Antonio market; and one in Los Angeles.

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of November 2005, ApplianceSmart was operating 13 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; two in San Antonio, Texas and one in Los Angeles.  ARCA is also the nation’s largest recycler of major household appliances for the energy conservation programs of electric utilities.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the speed at which individual ApplianceSmart outlets reach profitability, the growth of appliance retail sales, the strength of energy conservation recycling programs, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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 Visit our web sites at www.arcainc.com and www.appliancesmart.com.